PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 28th day of January, 2016 (the "Effective Date"), by and between TIMBERLAND PARTNERS, INC., a Minnesota Corporation ("Purchaser"), and TALON BREN ROAD, LLC, a Minnesota Limited Liability Company ("Seller").

RECITALS

A. Seller owns that certain parcel of land described on Exhibit A hereto containing approximately 19.86 acres of land ("Land").

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land, together with all improvements situated on the Land, and such other property as detailed in this Agreement, upon the terms and subject to the conditions of this Agreement.

COVENANTS

IN CONSIDERATION of the foregoing and the mutual agreements herein, the parties hereto agree as follows:

ARTICLE 1.
PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase and pay for the following described property: The Land, together with the following: (a) all building and other improvements on the Land involving all estates, rights, hereditaments, easements and rights of way appurtenant thereto; (b) any water rights appurtenant to the Land owned by Seller; (c) all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or alley (whether opened or proposed) adjoining the Land; (d) all right, title and interest of Seller in and to any oil, gas and other minerals laying under the land; (e) Seller's interest in all permits, governmental approvals, development rights, utility rights (including any rights to water meters, service credits, tax credits, and water, sanitary sewer and storm water installations) and similar rights related to the Land, whether granted by governmental authorities or private persons; and (f) any and all of Seller's right, title and interest in any leases or licenses covering any portion of the Land or Improvements; and all graphics, logos, architectural drawings, engineering drawings, and third party planning and design work and studies prepared for the Land. The property described in (a) through (d) is referred to as the "Real Property." The property described in (e) and (f) is referred to as the "Intangible Personal Property" (the Real Property and Intangible Personal Property is referred to, collectively, as the "Property").

1.2 Purchase Price. The purchase price ("Purchase Price") for the Property is Twenty Six Million and 00/100 Dollars ($26,000,000.00) subject to adjustment as described below, and shall be payable as follows:

1.2.1 One Hundred Thousand Dollars ($100,000.00) (the "Deposit") shall be paid by Purchaser to Commercial Partners Title, LLC (the "Title Company") in cash or by certified or wire transfer funds within five (5) business days following the Effective Date (defined herein).

1.2.2 The balance of the purchase price, subject to the adjustments set forth in Section 5.4 below, shall be paid by Purchaser at the closing of the purchase and sale provided for in Article 5 (the "Closing") by bank cashier's check or certified check made payable to Seller or by wire transfer of federal funds to an account designated by Seller.

1.3 Deposit Generally. This Agreement shall terminate if Purchaser fails to pay the Deposit, or any portion thereof, within the time period specified therefor. The Deposit will be held by the Title Company in an interest-bearing account as an earnest money deposit and part payment of the purchase price and credited to Purchaser at the Closing; reference herein to the Deposit shall mean and include all interest earned thereon. The Title Company shall hold and disburse the Deposit in accordance with the terms of this Agreement unless otherwise directed by written notice signed by Purchaser and Seller.

ARTICLE 2.
DOCUMENTS TO BE DELIVERED TO PURCHASER AND SELLER

2.1 Documents to be Delivered to or Obtained by Purchaser. Within ten (10) business days following the Effective Date, Seller will provide Purchaser with copies of the documents and information described in Exhibit B attached hereto ("Property Information").

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1 Seller's Representations. Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

3.1.1 Seller is duly organized and legally existing under the laws of the State of Minnesota. The execution and delivery of this Agreement, and Seller's performance under this Agreement, are within Seller's powers and have been duly authorized by all necessary company action. The person executing this Agreement on behalf of Seller has the authority so to act.

3.1.2 This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and Seller's performance under this Agreement are within Seller's powers and have been duly authorized by all necessary company action.

3.1.3 The performance by Seller under this Agreement is consistent with and not in violation of, and will not create any default under, any contract, agreement or other instrument to which Seller is a party, any judicial order or judgment of any nature by which Seller or the Property is bound.

3.1.4 Seller has not received any notices from any governmental authority that the Property is presently in violation of any applicable statutes, ordinances, codes, rules and regulations of any governmental authority having jurisdiction over the Property that has not been remedied.

3.1.5 To the best of Seller's knowledge, except as may be disclosed in any of the Property Information, there are no violations of Environmental Laws with respect to the Property, and Seller has received no notice alleging any such violation.

3.1.6 There is no litigation pending or, to Seller's knowledge, threatened, which would affect the Property or Seller's ownership thereof.

3.1.7 Seller is not a "foreign person" within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code and Seller will furnish to Purchaser at Closing an affidavit confirming the same.

3.1.8 The Property will be conveyed by Seller to Purchaser free and clear of all leases, tenancies and rights of possession by other parties, other than those leases, tenancies and rights of possession as specified on the rent roll attached hereto as Exhibit C ("Rent Roll").

3.2 Purchaser's Representations. Purchaser hereby represents and warrants to Seller as of the date of this Agreement as follows:

3.2.1 Purchaser is a corporation duly formed and in good standing under the laws of the State of Minnesota.

3.2.2 This Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms. The execution and delivery of this Agreement, and Purchaser's performance under this Agreement, are within Purchaser's powers and have been duly authorized by all necessary company action. The person executing this Agreement on behalf of Purchaser has the authority to so act.

3.3 Disclaimer of Certain Representations and Warranties.

3.3.1 Purchaser acknowledges that Seller is affording Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property. Except as specifically set forth herein, Purchaser acknowledges and agrees that Seller has not made any independent investigation or verification of, nor has any knowledge of, the accuracy or completeness of any of the Property Information and the Property Information is being furnished to Purchaser at its request and for the convenience of Purchaser. Purchaser is relying solely on its own investigations of the Property and is not relying in any way on Property Information furnished by Seller. Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information and any duty of disclosure provided in this Agreement, and Purchaser releases Seller and Seller's affiliates, and their agents and representatives, from any and all liability with respect thereof.

ARTICLE 4.
CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

The obligation of Purchaser to purchase the Property and Seller's right to delivery of the Deposit is subject to the satisfaction of the following conditions precedent in this Article 4 and if the conditions are not so satisfied, the unsatisfactory conditions may either be waived by Purchaser in writing designated as a waiver or amendment to this Agreement, or Purchaser may terminate this Agreement in which event Purchaser shall be returned the Deposit and the parties will be released from all obligations hereunder other than those provisions hereof which expressly contemplate survival of termination.

4.1 Diligence Period. Purchaser shall have until one hundred-eighty (180) days following the Effective Date (the "Diligence Period"), in which to inspect and evaluate the Property to determine the suitability of the Property for Purchaser's intended use.

Purchaser and Purchaser's representatives, agents, consultants and designees shall have the right, at reasonable times, upon reasonable notice to Seller and without unreasonably interfering with Seller's use of the Property, to enter upon the Property, at Purchaser's own cost, for any purpose in connection with its proposed purchase, development or operation of the Property, including, without limitation, the right to make such inspections, investigations and tests as Purchaser may elect to make or obtain. Purchaser will provide Seller proof of satisfactory general commercial liability insurance with coverage limits of not less than $1,000,000 prior to entering onto the Property. Purchaser shall promptly restore any alterations made to the Property by Purchaser or at Purchaser's instance or request. Purchaser shall pay promptly when due for all work performed on the Property by Purchaser, or at Purchaser's instance or request, including, without limitation, all inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property, all of which shall be the sole expense of the Purchaser. Any and all liens, whether threatened or actually filed, against any portion of the Property resulting from Purchaser's inspection of the Property, or as a result of work performed or materials supplied at Purchaser's instance or request, shall be satisfied and removed by Purchaser within ten (10) business days after notice thereof is given to Purchaser. Purchaser shall indemnify, defend, protect and hold Seller harmless from any claims, injuries, losses, liens, judgments, liabilities, damages or expenses (including attorneys' fees and costs) arising out of or incurred in connection with the activities of Purchaser, its agents, designees, or representatives, including entering onto or otherwise inspecting the Property hereunder, or arising from or in connection with any and all mechanic's liens and physical damage to property or persons arising out of any such entry by Purchaser or its agents, designees or representatives. The indemnification obligation of Purchaser hereunder shall survive the termination of this Agreement.

4.1.1 If Purchaser does not provide written notice to proceed ("Notice to Proceed") on or before the expiration of the Diligence Period, then this Agreement shall terminate, the Deposit will be returned to Purchaser, and the parties shall be released of all further obligations under this Agreement, except for those obligations which expressly survive termination hereof. If, however, Purchaser provides Notice to Proceed prior to expiration of the Diligence Period, then the condition precedent set forth in Section 4.1

shall be deemed satisfied and the Deposit shall become non-refundable except as otherwise provided in this Agreement.

4.2 Title Documents. Within fifteen (15) days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser, at Seller's expense, (i) a title insurance commitment ("Commitment") issued by the Title Company showing the status of record title to the Property and committing to insure, subject to the exceptions and requirements set forth therein, title to the Property in Purchaser in the amount of the Purchase Price under an Owner's Policy of Title Insurance, with standard printed exceptions deleted, (ii) a current (within ninety days of the date of this agreement) ALTA survey ("Survey"), and (iii) legible copies of all recorded documents referred to in the Commitment. Extended title coverage or endorsements will be issued only at the request of the Purchaser and will be at Purchaser's sole expense. The Commitment, together with the Schedule B-2 documents referenced therein, and the Survey are referred to collectively herein as "Title Documents." Purchaser shall have fifteen (15) days after Purchaser's receipt of the Title Documents to object, in writing delivered to Seller, to any matters shown on the Title Documents. If Seller is willing to cause the cure or removal of any of the matters to which Purchaser objects upon terms acceptable to Purchaser in Purchaser's sole and absolute discretion, then Seller shall so notify Purchaser within five (5) business days of Seller's receipt of Purchaser's notice. If Seller does not respond, or does not commit to cure or remedy all of Purchaser's objections, Purchaser may elect either: (a) to terminate this Agreement by delivery of written notice to Seller within five (5) business days after Purchaser's receipt of Seller's notice (or within five (5) business days after the expiration of the period within which Seller was to have given notice); or (b) to waive such objection and to complete the transaction as otherwise contemplated by this Agreement, without any abatement of the Purchase Price or any deduction, offset, credit, lost profits or other damages. If Seller elects to cure or remove any title or survey matters objected to by Purchaser, Seller shall be obligated to do so no later than fifteen (15) days following such election, except in the case of mortgages which shall be satisfied and removed at Closing. In all events Seller is obligated to satisfy and remove all monetary liens of record. In the event of Purchaser's election to terminate this Agreement pursuant to this Section 4.2, upon Seller's receipt of Purchaser's written notice of such election, this Agreement shall terminate, the Deposit shall be returned to Purchaser, and the parties shall be released of all further obligations under this Agreement, except for those obligations which expressly survive termination hereof. If Purchaser does not elect to terminate this Agreement in accordance with this Section 4.2, Purchaser shall be deemed to have waived any and all objection to all matters, exceptions and requirements set forth on the Commitment and such items shall be deemed "Permitted Exceptions," provided, however, any all monetary liens of record shall not be deemed "Permitted Exceptions."

ARTICLE 5.
THE CLOSING

5.1 The Closing. The Closing shall take place at 10:00 a.m. on the three hundred and sixty-fifth (365th) day following the Effective Date at a place to be determined and agreed upon by both parties prior to Closing (the "Closing Date") or such earlier date or time or other place as the parties may agree in writing. Purchaser shall have the right to nominate an entity in escrow. The Purchaser will have the right, in its sole discretion, to extend the Closing Date an additional thirty (30) days ("First Closing Date Extension") by giving written notice to Seller no later than

five (5) days prior to the Closing Date. For the First Closing Date Extension, Purchaser must pay to Seller an extension fee of Fifty Thousand and No/100 Dollars ($50,000.00) ("First Extension Fee"). The Purchaser will have the right, in its sole discretion, to extend the Closing Date and for a second additional thirty (30) days ("Second Closing Date Extension") by giving written notice to Seller no later than five (5) days prior to the Closing Date. For the Second Closing Date Extension, Purchaser must pay to Seller an extension fee of Fifty Thousand and No/100 Dollars ($50,000.00) ("Second Extension Fee") (the First Extension Fee and Second Extension Fee may, individually or collectively, be referred to as the "Extension Fee" or "Extension Fees"). The Extension Fees shall be nonrefundable, except as provided for in this Agreement, and shall be credited to Purchaser towards the Purchase Price of the Land. Should the transaction contemplated by this Agreement fail to close as a result of a default by the Purchaser, the Earnest Money and Extension Fees shall be retained by Seller.

5.2 Obligations of Seller at Closing. Seller shall have the following obligations at Closing:

5.2.1 Seller shall execute, have acknowledged and deliver to Purchaser a limited warranty deed conveying title to the Real Property to Purchaser subject only to the Permitted Exceptions free and clear of leases, tenancies and parties in possession.

5.2.2 Seller shall execute and deliver a Bill of Sale and Assignment conveying to Purchaser the Intangible Personal Property.

5.2.3 Seller shall cause the Title Company to deliver to Purchaser either: (a) a current ALTA Owner's Policy of Title Insurance on the Property to be issued pursuant to the Title Commitment showing no lien, encumbrance or other restriction other than the Permitted Exceptions; or (b) an unqualified written commitment from the Title Company to deliver such a policy.

5.2.4 Seller shall deliver to Purchaser an affidavit setting forth Seller's federal tax identification number and certification that it is not a "foreign person" within the meaning of the Internal Revenue Code.

5.2.5 Seller shall execute such other documents as are reasonably required by the Title Company to effectuate the transaction contemplated herein.

5.3 Obligations of Purchaser at Closing. Purchaser shall deliver the Purchase Price to Seller, subject only to the adjustments set forth in Section 5.4 below, by certified or bank cashier's check or by wire transfer of federal funds at Seller's direction.

5.4 Closing Costs. Closing costs and adjustments shall be allocated as follows:

5.4.1 Seller will pay the cost of the commitment for Owner's Policy of Title Insurance to be provided pursuant to the terms of this Agreement, one-half of any escrow or other Title Company closing fees, and the fees of Seller's counsel. Purchaser shall pay the premium for the Owner's Policy of Title Insurance and the cost of any commitment or policy for any lender's policy of Title Insurance.

5.4.2 All real property taxes and special assessments levied against the Property and other regular expenses, if any, affecting the Property shall be prorated as of 11:59 p.m. on the day preceding the Closing based upon the most recent assessments and mill levy. All rent income received prior to closing shall also be prorated as of 11:59 p.m. on the day preceding the Closing. In the event the most recent tax figures are only available with respect to a larger parcel than that which is being acquired at Closing, such figures shall be prorated based upon the square footage of the Property in proportion to the square footage of the larger parcel. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as expressly provided herein, all proration adjustments shall be final as of the Closing Date. Any apportionments of income or expenses which are not expressly provided for herein shall be made in accordance with customary practice in Minneapolis, Minnesota. To the extent any revenues or costs are not reasonably ascertainable, such adjustments, if and to the extent known and agreed upon as of the Closing, shall be paid by Purchaser to Seller (if the prorations result in a net credit to the Seller) or by Seller to Purchaser (if the prorations result in a net credit to the Purchaser), by increasing or reducing the cash portion of the Purchase Price to be paid by Purchaser at the Closing.

5.4.3 Purchaser shall pay the cost of recording the limited warranty deed and other conveyance documents, all mortgage registration tax due for recording any mortgages, premiums due for Owner's and Lender's Policies of title insurance, all documentary fees and taxes, one-half of the escrow fees or other Title Company closing fees, the cost of extended coverage and endorsements requested by the Purchaser, and the fees of Purchaser's counsel.

5.4.4 Seller is responsible for paying the state deed tax on the sale of the property.

ARTICLE 6.
DEFAULT AND TERMINATION

6.1 Time of Essence. Time is of the essence of the obligations of the parties.

6.2 Purchaser Default. If this Agreement is not terminated as provided in Section 4.1.1 or 4.3 and Purchaser thereafter fails to consummate this Agreement for any reason other than Seller's default hereunder or termination of this Agreement by a party hereto pursuant to a right to do so under the provisions hereof, or if Purchaser is otherwise in default of performing its obligations hereunder, Seller shall be entitled to terminate this Agreement and have the Deposit paid to Seller as liquidated damages as Seller's sole and exclusive remedy. THE PARTIES HERETO ACKNOWLEDGE THAT SELLER'S DAMAGES DUE TO PURCHASER'S DEFAULT HEREUNDER ARE DIFFICULT TO ASCERTAIN AND AGREE THAT THE AMOUNT OF THE DEPOSIT AND EXTENSION FEE REPRESENTS A REASONABLE ESTIMATE OF SELLER'S DAMAGES.

6.3 Seller Default. If Seller shall fail to consummate this Agreement for any reason other than Purchaser's default hereunder or termination of this Agreement by a party hereto

pursuant to a right so to act in accordance with the provisions hereof or if Seller is otherwise in default of performing its obligations hereunder, Purchaser may elect to either: (i) terminate this Agreement and have the Deposit and Extension Fee returned to Purchaser, or (ii) pursue equitable remedies, including specific performance of this Agreement.

6.4 Effect of Termination. Upon termination of this Agreement pursuant to either Section 6.2 or Section 6.3 above, neither party shall thereafter have any further obligations to the other party except as contemplated by said Sections and except for any provisions of this Agreement which expressly survive such termination.

ARTICLE 7.
CONDEMNATION/DAMAGE OR DESTRUCTION

Promptly upon learning, prior to Closing, of the institution of any proceedings for the condemnation of any part of the Property and/or of any damage to the Property, Seller or Purchaser will notify the other of the pendency of such proceedings and/or the occurrence of the damage. In the event of the condemnation of or damage to less than a material portion of the Property, this Agreement shall remain in full force and effect and Seller shall assign to Purchaser any and all claims for the proceeds of such condemnation and/or insurance proceeds related to the damage, and Purchaser shall take title to the remainder of the Property with the assignment of such proceeds and subject to such condemnation and/or damage and without reduction in the Purchase Price. In the event of the condemnation of and/or damage to a material portion of the Property, Purchaser shall have the option of either (i) completing this transaction, in which event (a) there shall be no reduction of the Purchase Price, (b) Seller shall pay to Purchaser all condemnation proceeds and/or insurance proceeds theretofore or thereafter received by Seller with respect to such condemnation, and (c) Seller shall assign to Purchaser all rights of Seller in and to such condemnation proceeds and/or insurance proceeds; or (2) terminating this Agreement, in which event the Deposit shall be returned to the Purchaser and the parties shall be relieved of all obligations hereunder except those which expressly survive termination hereof. With respect to any condemnation proceeding, a material portion of the Property is a taking of that portion of the Property which reduces the buildable land area by five percent (5%) or greater. With respect to any damages to the Property, damage to a material portion of the Property means damage that would cost Two Hundred Fifty Thousand Dollars ($250,000.00) or more to repair or which permits any of the principal tenants of the Property to avoid or cancel their lease. Notwithstanding the foregoing and without limiting the generality of any portion thereof, in the event that Seller is approached by any public entity regarding the negotiation of the acquisition of any portion of the Property by such public entity, Seller shall immediately notify Purchaser and Purchaser shall be entitled to participate with Seller in all such negotiations.

ARTICLE 8.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

No representations or warranties whatever are made by any party to this Agreement except as specifically set forth in this Agreement. The representations, warranties and indemnities made by the parties to this Agreement and the covenants and agreements to be performed or complied with by the respective parties under this Agreement before the Closing Date shall be deemed to be continuing and shall survive the Closing for a period of one (1) year.

Nothing in this Article shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted or required to be performed in whole or in part after the Closing Date.

ARTICLE 9.
MISCELLANEOUS

9.1 Effect of Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.2 Entire Agreement/Survival of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings of the parties regarding the subject matter of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. This Agreement and all provisions hereof shall survive the Closing contemplated hereunder except as expressly set forth herein to the contrary.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4 Assignment. This Agreement shall bind and inure to the benefit of the Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser may assign its rights and obligations under this Agreement without consent or approval of Seller. Seller shall not assign Seller's rights under this Agreement without prior written consent of Purchaser, which consent may not be unreasonably delayed, conditioned, or withheld, and any purported assignment without Purchaser's prior written consent shall, at Purchaser's option, be void.

9.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is given, upon confirmed facsimile transmission, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:

To Seller at:

Talon Bren Road, LLC
c/o Talon Real Estate Holding Corp.
5500 Wayzata Blvd., Suite 1070
Minneapolis, MN 55426
Attention: MG Kaminski
Phone: 612-604-4600
Email: mk@talonreit.com

with a copy to:

Leonard, O'Brien, Spencer, Gale & Sayre, Ltd.
100 South Fifth Street, Suite 2500
Minneapolis, MN 55402
Attention: Grover C. Sayre, III
Email: gsayre@losgs.com
Phone: 612-332-1030
Fax: 612-455-3907

To Purchaser at:

Timberland Partners, Inc.
8000 Norman Center Drive, Suite 830
Minneapolis, Minnesota 55437
Attention: Ryan Sailer
Email: rsailer@timberlandpartners.com
Phone: (952)351-9308
Fax: (952) 893-0968

with a copy to:

Barna, Guzy & Steffen, Ltd.
200 Coon Rapids Boulevard, Suite 400
Minneapolis, Minnesota 55433
Attention: Jeffrey S. Johnson, Esq.
Email: jjohnson@bgs.com
Phone: (763) 783-5120
Fax: (763) 780-1777

9.6 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

9.7 Time Calculations. Unless otherwise indicated, all periods of time referred to in this Agreement shall refer to calendar days and shall include all Saturdays, Sundays and state or national holidays; provided that if the date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday, or state or national holiday in Elkhorn, Nebraska, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday in Minnetonka, Minnesota. Each day shall be deemed to expire at 5:00 p.m. Central Standard Time.

9.8 Broker's Fees. Each of the parties represents and warrants to the other that it has not employed, retained or otherwise utilized any broker or finder in connection with any of the transactions contemplated by this Agreement and no other broker or person is entitled to any commission or finder's fees in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

9.9 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

9.10 Partial Invalidity. In the event that any condition or covenant herein contained is held to be invalid or void by and court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties to this Purchase and Sale Agreement have set forth their hand, to be effective as of the Effective Date

SELLER:

TALON BREN ROAD, LLC

By: ______________________
Its: CEO

PURCHASER:

TIMBERLAND PARTNERS, INC., a Minnesota corporation

By: ______________________
Its: President

The undersigned Title Company hereby agrees to hold and disburse the Deposit in accordance with the terms of this Agreement and to otherwise act as directed by the terms of this Agreement.

TITLE COMPANY:

COMMERCIAL PARTNERS TITLE, LLC

By: ______________________
A duly authorized signatory V.P.

EXHIBIT A

PARCEL DESCRIPTION

Parcel Number:	36-117-22-31-0005
Parcel Address:	10301 Bren Road West – Minnetonka, MN 55343
Legal Description:	Municipality: MINNETONKA Addition Name: OPUS 2 04TH ADDN Lot: 001 Block: 014

EXHIBIT B

1. Title policy/title report and Schedule B items in Seller's possession or reasonably available to Seller.

2. Copy of any ALTA Survey in Seller's possesion or reasonably available to Seller.

3. Copies of tenant leases and current rent roll with expiration dates.

4. Copies of real property tax bills for the last two years

5. Existing third-party contracts for property management, maintenance, service, cable t.v., or laundry.

6. Certificates of Occupany from the appropriate jurisdiction in Seller's possession or reasonably available to Seller.

7. Copies of fire and liability insurance agreements with schedule of current claims or loss records during the previous twlelve twenty-four (24) months.

8. As-built plans and specifications (if available).

9. Annual and monthly income and expense statements for the last three (3) years.

10. Copies of utiltiy and sewer bills for the last twelve (12) months.

11. Schedule of capital improvements for the last three (3) years.

12. Inventory of personal property.

13. All years of tax returns for the Seller as filed with the Internal Revenue Service.

14. Copy of City and/or HUD inspection reports for the Project for the last five (5) years.

15. Copies of any appraisals of the Project in the possession of Seller or reasonably available to Seller.

16. Copies of any envrionmental reports in possession of Seller or reasonably available to Seller.

17. Copies of any geotechnical reports in possession of Seller or reasonably available to Seller.